                                                                    EXHIBIT 10.5

                                                                      GE Capital
-------------------------------------------------------------------------------
                                        Equity Capital Group
                                        General Electric Capital Corporation
                                        260 Long Ridge Road, Stamford, CT  05927
                                        203-357-3100



                                October 3, 1996

NovaStar Financial, Inc.
1900 W. 47th Place
Westwood, Kansas 66205

Stifel, Nicolaus & Company, Incorporated
500 North Broadway
St. Louis, Missouri 63102

Gentlemen:

        You have advised General Electric Capital Corporation ("GE Capital") that NovaStar Financial, Inc. (the "Company") is seeking to consummate a transaction to raise $15 million to $45 million of equity capital. We have reviewed the information provided by you in connection with this proposed investment. Based on the information that you have provided to date, and our understanding of the transaction, GE Capital is pleased to issue its commitment to invest $10 million in the Company, subject to the terms and conditions contained in the term sheet attached hereto as Annex A (the "Term Sheet") and included herein by reference and the following additional terms and conditions:

        (i) The Company will provide evidence satisfactory to GE Capital as to its legal, capital and tax structure and ownership, and copies of all documents, as GE Capital may reasonably request;

        (ii) The Company will be in compliance with all applicable federal, state and local laws and regulations;

        (iii) All governmental consents and regulatory approvals and third party consents, if any, necessary to consummate the proposed transaction shall have been obtained in form satisfactory to GE Capital; and

        (iv) There will exist no litigation which could reasonably be expected to have a material adverse effect on the financial condition, business, assets, operations or prospects of the Company, or that challenges the transaction contemplated hereby.

        This Commitment Letter is being delivered to you on the understanding and on the condition that neither this Commitment Letter nor its substance shall be disclosed publicly or privately by either Stifel, Nicolaus & Company, Incorporated or the Company, except that this Commitment Letter may be disclosed to those individuals who are, or upon consummation of the transaction contemplated hereby will be, officers, employees or advisors of the Company who have a need to know of it as a result of their being specifically involved in the transaction contemplated hereby and then only on the condition that such matters may not, except as required by law, be further disclosed. Except as specifically permitted by the foregoing sentence, none of such persons shall, except as required by law, use the name of or refer to GE Capital or any of its affiliates, in any disclosure made in connection with the transaction contemplated hereby without the prior written consent of GE Capital. Following your acceptance of this Commitment Letter, reference may be made to this Commitment Letter in the Private Placement Memorandum for the transactions contemplated hereby provided that GE Capital reasonably approves of such disclosure of this letter.

        The Company agrees to indemnify and hold harmless GE Capital, its affiliates and their respective officers, directors, employees, attorneys and agents, and all persons controlling any of them or any of their affiliates within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934 (all such persons being hereinafter referred to as "Indemnified Persons"), whether or not the transaction contemplated hereby is consummated, from and against all claims, losses, damages, liabilities or expenses of any kind or nature whatsoever that may be incurred by or asserted against or involve any Indemnified Person in any and all actions, suits, proceedings (including any investigations or inquiries) or claims with respect to this Commitment Letter or the transaction contemplated hereby (whether or not consummated), or the preparation, execution and delivery of this Commitment Letter and the documentation contemplated hereby, subject to the limitation on the reimbursement of legal fees in connection with such documentation as provided in the Term Sheet and exclusive of any loss resulting solely from a decline in value of the Units purchased by GE Capital; and, upon demand by GE Capital, to pay or reimburse any such Indemnified Person for any reasonable legal or other expenses incurred in connection with investigating, defending or preparing to defend or participating in any such action, suit, proceeding (including any inquiry or investigation) or claim, whether commenced or threatened, it being understood that GE Capital shall have the right to select its own counsel in connection with such matters; provided, that the Company shall not be responsible to any such Indemnified Person to the extent that any such losses, damages, liabilities or expenses are determined by a final judgment of a court of competent jurisdiction to be attributable solely to the gross negligence or willful misconduct of such Indemnified Person. Under no circumstances shall GE Capital or any other Indemnified Person be responsible for or liable to any other party hereto or to any other person for consequential, indirect, punitive or exemplary damages which may be alleged as a result of or in connection with this Commitment

Letter or the transaction contemplated hereby. The indemnification provisions set forth herein shall apply whether or not any Indemnified Person is a party to any such action, suit, proceeding or claim, and are expressly intended to cover, but not be limited to, reimbursement of legal and other expenses, including expenses incurred in depositions or other discovery proceedings. The indemnity obligations hereunder shall be in addition to, and not in limitation of, any other liability or obligations that the Company or any other person or entity may have to any indemnified Person, at common law or otherwise, including but not limited to any obligation of contribution.

        GE Capital's offer of this commitment shall expire at the close of business on October 7, 1996 unless accepted by you on or prior to such date. To accept this offer, we ask that you return to GE Capital an executed copy of this letter. Once accepted by you, GE Capital's commitment set forth herein shall expire at 5:00 p.m. on November 11, 1996, unless the transaction contemplated hereby shall have been consummated. Notwithstanding the expiration of GE Capital's commitment hereunder, the obligations set forth herein with respect to confidentiality and indemnification shall survive such expiration.

        This letter: (i) may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document; (ii) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to the principles thereof regarding conflict of laws; (iii) supersedes any and all discussions, negotiations, understandings or agreements, written or oral, expressed or implied, between us regarding the transaction contemplated hereby; and (iv) may not be contradicted by evidence of any actual or alleged prior, contemporaneous or subsequent understandings or agreements of the parties written or oral, expressed or implied, other than a writing which expressly amends or supersedes this letter. There are no unwritten understandings or agreements between the parties. THE PARTIES HAVING DETERMINED IT TO BE IN THEIR BEST INTERESTS TO SECURE FOR THEMSELVES THE ADVANTAGES OF THE BEST ASPECTS OF EACH OF ARBITRATION AND THE JUDICIAL SYSTEM, BY PRESERVING FOR THEMSELVES THE RIGHT OF TRIAL BY JUDGE ALONE, EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS COMMITMENT LETTER, ANY TRANSACTION RELATING HERETO, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

        We look forward to working with you to bring the proposed transaction to completion.


                                     Very truly yours,


                                     GENERAL ELECTRIC CAPITAL
                                       CORPORATION

                                     By: /s/ JEROME C. MARCUS
                                         --------------------------------------
                                         Name:  Jerome C. Marcus
                                         Title: Department Operations Manager


Accepted this       day of October, 1996:

NOVASTAR FINANCIAL, INC.

By:
   ------------------------------
Name:
Title:


STIFEL, NICOLAUS & COMPANY, INCORPORATED

By:
   -------------------------------
Name:
Title:

                                    Annex A
                           NovaStar Financial, Inc.
                      Summary of Proposed Principal Terms
                      Class A Convertible Preferred Stock
                      -----------------------------------


Issuer:        NovaStar Financial, Inc.(the "Company")

Purchaser:     General Electric Capital Corporation ("GE Capital") or an
               affiliate of GE Capital.

Amount: $10 million for 666,666 Units at $15 per Unit, provided that the GE Capital minimum condition is satisfied.

Issue:         All of the units (the Units") are being offered by the Company.
               The closing of this offering (the "Offering" is expected to occur on or about [November 8, 1996] and will involve at least 1,000,000. Units ($15 million, the Minimum Offering") excluding Units purchased by Purchaser, and not exceed between 3,000,000 Units and 3,333,333 Units (between $45 million and $50 million; the "Maximum Offering"). If the maximum amount of the offering ha not been attained at the time of such closing, one or more additional closings ("Additional Closings') may be affected, but in no event will the last closing occur later than December 31, 1996. It is understood that it is a condition to the purchase hereunder that at least, 1,666,666 Units ($25 million), including the Units purchased by Purchaser, be sold.

               Each Unit consists of one share of Class A Convertible Preferred Stock. ("the Preferred Stock") and one Stock Purchase Warrant ("Warrant").


Issue Capit-   The Company's Common Stock outstanding shall be equal to 100,000
alization      share plus 5% of the total amount of Units issued in excess of
Common Stock   1,000,000 Units ("Founders' Stock"), and purchased by the
and Founders   Founders for $.01 per share. The Founders intend to also purchase
Units:         an amount closely approximately 40.000 Units issued in this
               Offering which shall be paid for which cash by the Founders shall purchase 100,000 Units plus outlined in "Issue" above, the Founder shall purchase

NovaStar Financial, Inc.
Page 2
October 3, 1996


                                through a full recourse Company forgivable loan, carrying an 8% fixed interest rate with one year pay-in-kind interest and current interest payments thereafter, to be secured by the Units. Further, to assist the Founders with the tax consequences related to possible debt forgiveness, the Company shall make a full recourse loan to the Founders with a floating interest rate, with interest paid currently at Prime plus 2.5%. Such loan shall be collateralized by the Units and be payable upon the earlier of (i) the Founders selling the related Units or shares thereof, or (ii) upon the Founders leaving employment of the Company.

Issuer Capitalization-
Options: The Company shall reserve shares of Common Stock for issuance upon the exercise of Options granted to employees, officers and directors, the number of which shall not exceed (a) 10% of the Units issued in this Offering plus the number of Founders' Forgivable Loan Units at any time prior to a Qualified IPO, and (b) 10% of the Company's outstanding Common Shares at any time after a Qualified IPO. The number of such options granted to the Founders in conjunction with the closing of this Offering shall not exceed 133,000 plus 6.7% of the Units issued in this Offering in excess of 1,000,000 Units. Up to 50,000 additional options shall be issued to current and future employees of the Company, not to include the Founders, and shall be issued at exercise prices which range from approximately $1 to $3 per share, with Dividend Equivalent Rights ("DERs"). The options issued to Messrs. Anderson and Hartman upon closing of the Offering shall have an exercise price of $15 per share. Such options issued to Messrs. Anderson and Hartman shall vest upon a Qualified IPO and remain restricted stock (i.e., not publicly transferable) for a minimum of two years following the Qualified IPO. Other than the 50,000 DERs mentioned above, the Company shall not issue any other DERs. In addition, no stock awards shall be issued by the Company.

Placement Agent
Warrants:                       Warrants may be granted to Stifel, Nicolaus &
                                Company, Incorporated in an amount equal to 3% of the total Units issued in the Offering. The exercise price for such Warrants shall be

NovaStar Financial, Inc.
Page 3
October 3, 1996


                                $15/warrant share. In addition, Stifel, Nicolaus & Company. Incorporated shall be paid a cash fee at closing in an amount not to exceed 7% of the total gross proceeds from the sale of Units in the Offering.

Use of Proceeds:                To fund, along with proceeds from short-term and
                                other collateralized borrowings, the Company's origination of and investment in residential sub-prime mortgage loans and residential mortgage-backed securities. Pending completion of the purchase of such assets, the proceeds of the Offering may be invested in short-term investments.

Dividends:                      The Company intends to distribute to
                                stockholders each year substantially all of its net taxable income so as to qualify for the tax benefits accorded to REITs under the Code. The
                                Company intends to make dividend distributions at least quarterly. It is anticipated that the first dividend distribution to stockholders will be made promptly after the first full fiscal quarter following completion of this offering.

                                Until such time that a Conversion event has taken place, all net income/dividends will be paid to the Preferred Stock.

Warrants:                       Each Warrant entitles the holder thereof to
                                purchase one share (a "Warrant Share") of the Company's Common Stock. The Warrants will be exercisable within six months of a Qualified IPO at an exercise price of $15 per share ("Warrant
                                Exercise Price") and remain exercisable for three years following the initial exercise date.
                                The Warrants will be deemed exercised upon a sale or liquidation of the Company which yields a common stock distribution in excess of $15 per share.

                                Warrants may be exercised by (i) paying the Warrant Exercise Price in cash or (ii) surrendering the appropriate number of common shares or Warrants, where the value of such common shares shall be the then market value of the Company's common stock and the value of such Warrants shall be the then market value of the Company's common stock less the Warrant Exercise Price.

NovaStar Financial, Inc.
Page 4
October 3, 1996



Governance Provisions:

Voting Rights:                  Preferred Stockholders shall have the right to
                                vote with the common shareholders on all matters submitted to a vote of shareholders of the Issuer.

                                The affirmative vote of two-thirds of the Preferred Stock outstanding is necessary for the issuance of securities senior to or on a parity with the Preferred Stock, the authorization or issuance of securities convertible into such senior or parity securities, the amendment of the Certificate of Incorporation so as to adversely affect the Preferred Stock, the amendment of any of the terms of the Preferred Stock, or the waiver of any other covenants and other deal-specific class voting provisions. This does not pertain to the initial public offering. Shares of Class A Convertible Preferred stock may be issued through permitted Additional Closings.

Board
Representation:                 Purchaser shall have the right to appoint 1
                                director out of a total of no more than 6 authorized directors so long as it owns at least
                                10% of the outstanding common shares, assuming a conversion of the Preferred Stock and full exercise of all Warrants. Such director shall be reasonably acceptable to the Company; it being further understood that GE Capital will put forth Jenne Britell as its nominee to represent
                                GE Capital on the Company's Board. A majority of the Board members will be independent, non-management directors. Moreover, such GE Capital director shall be considered an independent director.

                                In the event Purchaser does not appoint a director, Purchaser shall have board observation rights which will include the right to receive all information provided to board members (including all committees of the board) and reimbursement of related expenses. The Purchaser's board observation rights shall terminate when the Purchaser has sold 80% of its investment assuming full exercise of all Warrants.

                                The reasonably acceptable GE Capital designee shall be elected to the Board for a three-year term prior to or simultaneously with the closing of the Offering. The Founders shall agree that so long as GE Capital is entitled to a director, the Founders will vote as

NovaStar Financial, Inc.
Page 5
October 3, 1996

                                directors and stockholders to nominate and to elect such reasonably acceptable GE Capital designee to the Board.

Special Meetings:               A Special Meeting of the shareholders may be
                                called at the request of shareholders holding a minimum of 20% of the Company's outstanding shares or by a director. The Board of Directors agrees that it will implement any resolution adopted by a majority vote of the Company's shareholders to sell or liquidate the Company.

Redemption Provisions:

Holder's Option to Redeem:      In the event of a change of control, a merger,
                                consolidation or other combination by the Company, or transfer of all or substantially all of the Company's assets, the Purchaser shall have the option to receive the greater of: (i) what the common stock would have received if conversion had occurred prior to the record date, or (ii) 100% of the Liquidation Preference of the Preferred Stock as provided under the "Liquidation Preference" clause below.

Conversion Terms:

Automatic Conversion:           Shares of Preferred Stock will convert to the
                                Company's Common Stock, par value $.01 per share
                                ("Common Stock"), upon the closing of a firm commitment underwriting by Stifel, Nicolaus &
                                Company, Incorporated or another nationally recognized investment banking firm for an initial public offering of the Common Stock resulting in aggregate gross proceeds to the Company of at least $20 million at a minimum price of $15 per share ("a Qualified IPO"). The size and minimum price of the Offering can only be reduced and still be deemed a Qualified IPO by an affirmative vote of the holders of two-thirds of the Preferred Stock. Any such vote to reduce the minimum price shall constitute a waiver of anti-dilution protection with respect to the Preferred Stock and Warrants resulting from such issuance at a price below $15 per share.

NovaStar Financial, Inc.
Page 6
October 3, 1996


Optional Conversion:            Three years following the last closing of the
                                Offering at the option of the holder.

Conversion Price:               Each share of Preferred will convert into common
                                on a one-for-one basis provided that such conversion price shall be appropriately adjusted for any stock splits or similar transactions and is subject to Anti-Dilution Provisions included herein.

Covenants/Restrictions on Issuer:

Covenants:                      The Purchase Agreement and/or the Certificate of
                                Incorporation will contain usual and customary covenants for this type of investment including, but not limited to: (i) prohibitions on Common
                                Stock dividends until a Conversion event; (ii) information requirements until a Qualified IPO;
                                (iii) approval by a majority of independent directors of material increases in management compensation; (iv) restrictions on affiliated transactions; (v) prohibitions on entering unrelated lines of business (including, but not limited to, investments in commercial and multi-family mortgages and mortgage backed securities or other REITs); (vi) maintenance of Key Man life insurance (as required under Conditions of Purchase and Sale) for five years; (vii) maintenance of the Company's status as a REIT;
                                and (viii) approval by a majority of the independent directors for any changes in the capital allocation guidelines and hedge policies.

                                Following a Qualified IPO or, in the case of clauses (v) and (vi) above, one year following Qualified IPO, the provisions of clauses (iii) through (vii) above may be modified or waived by a majority of independent directors. During such one-year period, clauses (v) and (vi) may be waived by a unanimous vote of the Board of Directors.

NovaStar Financial, Inc.
Page 7
October 3, 1996

Other:

Indemnities:                    The Company shall indemnify Purchaser and its
                                directors, officers and employees against all losses and damages resulting from the transaction other than such losses and damages which arise out of Purchaser's gross negligence or willful misconduct.

Representations and
Warranties:                     Customary representations relating to
                                organization and qualification, authorization, execution and delivery, validity and enforceability of agreements, issuance of the Preferred Stock, actions pending, compliance with laws and environmental regulations, governmental consent, insurance adequacy, no conflict with agreements and charter provisions, capitalization, taxes ERISA, and no material adverse change.

Anti-Dilution Provisions:       Conversion rights and the Warrant Exercise Price
                                will be adjusted to provide standard anti-dilution protection, including adjustments for extraordinary dividends, recapitalization, or subdivisions, combinations or reclassifications of common stock, issuance of shares at prices below the higher of (a) $15 per share, and (b) fair market value subject, however, to the provisions relating to a Qualified IPO.

Registration Rights:            GE Capital and each other purchaser of at least
                                5% of the Units in this Offering shall be entitled to unlimited piggyback registration rights provided that to the extent that the underwriters require a "cut-back," GE Capital's and such purchasers' shares shall be cut back before the Company's, except that to the extent the Company has or would be issuing more than $50 million of securities in either of its first two offerings the Company shall be cut back first as to any securities in excess of $50 million. Such registrations and the ones referred to below will be at the expense of the Company, except that underwriting commissions will be borne pro rata by the holders.

                                The Company will file a shelf registration at the earlier of (i) six months after the Qualified IPO, and (ii) twenty months following the closing date provided that if a Qualified IPO occurs within such 20-month period, the shelf registration will be filed six months thereafter. Such shelf registration shall remain open for three years

NovaStar Financial, Inc.
Page 8
October 3, 1996


                                from the closing date of this Offering. Each of GE Capital and each other purchaser of at least 5% of the Units in this Offering shall further have two demand registration rights following the end of the shelf registration period to the extent necessary for it to sell its shares in compliance with applicable securities laws. GE Capital shall not have such demand registration rights if in the written opinion of the Company's counsel, which opinion must be reasonably acceptable to GE Capital and its counsel, such registration is not necessary for GE Capital to sell its shares in the manner contemplated so as to comply with applicable securities laws. The shelf registration applicable to the shares issuable upon exercise of the Warrants shall also be a primary registration and shall remain effective so long as the Warrants are outstanding. If requested by GE Capital, the Company's management will conduct roadshows to assist GE Capital in selling its shares under the shelf offering or demand offering.

Other Provisions:

Conditions of Purchase and
Sale: The purchase and sale of the Preferred Stock would be subject to certain conditions, including execution and delivery of all necessary documentation in form and substance satisfactory to GE Capital, satisfaction with the Certificate of Incorporation and bylaws of the Company, the satisfactory completion of all business, financial and legal due diligence, the receipt of opinions of the Company's counsel satisfactory to the Purchaser (including as to REIT status), the absence of the occurrence of any material adverse event, receipt of all agreements with management (including non-competition agreements), all stock incentive plans and other employee benefit plans in form and substance satisfactory to GE Capital, the obtaining of Key Man life insurance policies on both Lance Anderson and Scott Hartman in the amount of $5 million per individual, the election of GE Capital's designee to the Board for a three-year term, and receipt of a satisfactory waiver or opinion of counsel so that the restrictions on maximum ownership of shares and the "Control Shares Provision" of Maryland law shall not apply to GE Capital. It is understood that no investor in this Offering shall be offered any investment terms other than as previously disclosed to GE Capital and set forth in the written information previously provided to GE Capital.

                    [LETTERHEAD OF GE CAPITAL APPEARS HERE]

November 8, 1996

NovaStar Financial, Inc.
1900 W. 47th Place
Westwood, Kansas 62205

Stifel, Nicolaus & Company, Incorporated
500 North Broadway
St. Louis, Missouri 63102

Gentlemen:

        Reference is made to the letter between us dated October 3, 1996, pursuant to which General Electric Capital Corporation ("GE Capital"), issued its commitment to invest $10 million (the "Commitment") in NovaStar Financial, Inc. (the "Company"), subject to the terms and conditions contained therein (the "Commitment Letter").

        The Commitment Letter is hereby amended by changing the November 11, 1996 expiration date set forth in the first paragraph of page 2 thereof to December 11, 1996. Further, the Company hereby confirms that if GE Capital subscribes for $10,000,000 of the Units of the Company as contemplated by the Commitment Letter, the Company will accept such subscription in full in accordance with the terms of the Commitment Letter. Except as amended hereby, the terms of the Commitment Letter shall remain in full force and effect.

        This letter: (i) shall become effective only if accepted by you by signing and returning a copy thereof to GE Capital by the close of business on November 12, 1996, (ii) may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document, and (iii) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to the principles thereof regarding conflict of laws.

                                  Very truly yours,

                                  GENERAL ELECTRIC CAPITAL
                                    CORPORATION

                                  By:  /s/ JEROME C. MARCUS
                                     ---------------------------------
                                     Name:  Jerome C. Marcus
                                     Title: Department Operations Manager

Accepted this 12th day of November, 1996:

NOVASTAR FINANCIAL, INC.

By:  /s/ W. LANCE ANDERSON
    -------------------------------------
    Name:  W. Lance Anderson
    Title: President

STIFEL, NICOLAUS & COMPANY, INCORPORATED

By: /s/ PATRICK KOSTER
    --------------------------------------
    Name:  Patrick Koster
    Title: Vice President